SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the registrant [X]
Filed by a party other than the registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement     [ ] Confidential, for Use of the Commission
                                        Only (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material under Rule 14a-12

                            TF Financial Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):
  [X]   No fee required
  [ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

          (1) Title of each class of securities to which transaction applies:
--------------------------------------------------------------------------------

          (2) Aggregate number of securities to which transaction applies:
--------------------------------------------------------------------------------

          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (set forth the amount on which the filing fee is calculated and state how it was determined):
--------------------------------------------------------------------------------

          (4) Proposed maximum aggregate value of transaction:
--------------------------------------------------------------------------------

          (5)  Total fee paid:
--------------------------------------------------------------------------------

  [ ] Fee paid previously with preliminary materials.
  [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

          (1) Amount previously paid:
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          (2) Form, Schedule or Registration Statement no.:
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          (3) Filing Party:
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          (4) Date Filed:
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





                            [TF Financial Letterhead]






March 27, 2000

Dear Stockholders:

         On behalf of the Board of Directors and management of TF Financial Corporation, I cordially invite you to attend the 2000 Annual Meeting of Stockholders to be held at the Sheraton Hotel, 400 Oxford Valley Road, Langhorne, Pennsylvania, on April 26, 2000 at 10:00 a.m. The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the Meeting. During the Meeting, I will also report on the operations of the Company. Directors and officers of the Company will be present to respond to any questions stockholders may have.

         At the Meeting, stockholders will elect two directors. In addition, you may be asked to consider and vote upon two stockholder proposals. The first stockholder proposal, submitted by Mr. Steven Holtzman, beneficial owner of 500 shares of the Company's common stock, seeks removal of certain anti-takeover provisions of the Company's Certificate of Incorporation and Bylaws. The second stockholder proposal, submitted by Jewelcor Management, Inc., beneficial owner of 14,500 shares of the Company's common stock, seeks your vote on a non-binding stockholder recommendation that the Company be merged or sold. Mr. Steven Holtzman is the son of Mr. Seymour Holtzman, President of Jewelcor Management, Inc. Your Board of Directors has reviewed and carefully considered each stockholder proposal and unanimously recommends that you vote AGAINST both stockholder proposals.

         Whether or not you plan to attend the Meeting, please sign and date the enclosed Proxy Card and return it in the accompanying postage-paid return envelope as promptly as possible. This will not prevent you from voting in person at the Meeting, but will assure that your vote is counted if you are unable to attend the Meeting. YOUR VOTE IS VERY IMPORTANT.


                                   Sincerely,


                                   /s/John R. Stranford
                                   ---------------------------------------------
                                   John R. Stranford
                                   President and Chief Executive Officer

--------------------------------------------------------------------------------
                            TF FINANCIAL CORPORATION
                                  3 PENNS TRAIL
                           NEWTOWN, PENNSYLVANIA 18940
                                 (215) 579-4000
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          To be Held on April 26, 2000
--------------------------------------------------------------------------------

         NOTICE IS HEREBY GIVEN that the 2000 Annual Meeting of Stockholders (the "Meeting") of TF Financial Corporation (the "Company"), will be held at the Sheraton Hotel, 400 Oxford Valley Road, Langhorne, Pennsylvania 19047, on April 26, 2000 at 10:00 a.m.

         The Meeting is for the purpose of considering and acting upon:

               1.   The election of two directors of the Company;

               2. Two stockholder proposals, if presented at the meeting, which are more fully described in the accompanying Proxy Statement. Both of these stockholder proposals are opposed by your Board of Directors and you are urged to vote AGAINST these stockholder proposals; and

               3. The transaction of such other matters as may properly come before the Meeting or any adjournments thereof. The Board of Directors is not aware of any other business to come before the Meeting.

         Any action may be taken on the foregoing proposals at the Meeting on the date specified above or on any date or dates to which, by original or later adjournment, the Meeting may be adjourned. Stockholders of record at the close of business on March 20, 2000, are the stockholders entitled to notice of and to vote at the Meeting and any adjournments thereof.

         You are requested to complete, sign and date the enclosed Proxy Card which is solicited by the Board of Directors and to return it promptly in the enclosed envelope. The proxy will not be used if you attend and vote at the Meeting in person.

                                              BY ORDER OF THE BOARD OF DIRECTORS


                                              /s/Elizabeth Davidson Maier
                                              ----------------------------------
                                              Elizabeth Davidson Maier
                                              Corporate Secretary

Newtown, Pennsylvania
March 27, 2000

--------------------------------------------------------------------------------
IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES IN ORDER TO ENSURE A QUORUM AT THE MEETING. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                 PROXY STATEMENT
                                       OF
                            TF FINANCIAL CORPORATION
                                  3 PENNS TRAIL
                           NEWTOWN, PENNSYLVANIA 18940
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                         ANNUAL MEETING OF STOCKHOLDERS
                                 April 26, 2000
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                    GENERAL
--------------------------------------------------------------------------------

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of TF Financial Corporation (the "Company") to be used at the 2000 Annual Meeting of Stockholders of the Company which will be held at the Sheraton Hotel, 400 Oxford Valley Road, Langhorne, Pennsylvania 19047 on April 26, 2000, 10:00 a.m. local time. This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders, form of proxy and Annual Report are being first mailed to stockholders on or about March 27, 2000. The Company is the parent company of Third Federal Savings Bank (the "Bank"), TF Investments Corporation, Penns Trail Development Corporation and Teragon Financial Corporation.

         At the Meeting, stockholders will consider and vote upon the election of two directors. In addition, if presented at the Meeting, stockholders will consider and act upon two stockholder proposals ("Stockholder Proposals 2A and 2B") which are unanimously opposed by the Board of Directors. The Board of
Directors urges you to vote AGAINST both Stockholder Proposals. The Board of Directors knows of no additional matters that will be presented for consideration at the Meeting. Execution of a proxy, however, confers on the designated proxy holder discretionary authority to vote the shares represented by such proxy in accordance with their best judgment on such other business, if any, that may properly come before the Meeting or any adjournment thereof.

--------------------------------------------------------------------------------
                       VOTING AND REVOCABILITY OF PROXIES
--------------------------------------------------------------------------------

         Stockholders who execute proxies retain the right to revoke them at any time. Unless so revoked, the shares represented by such proxies will be voted at the Meeting and all adjournments thereof. Proxies may be revoked by written notice to the Secretary of the Company at the address above or by the filing of a later dated proxy prior to a vote being taken on a particular proposal at the Meeting. A proxy will not be voted if a stockholder attends the Meeting and votes in person. Proxies solicited by the Board of Directors of the Company will be voted as specified thereon. If no specification is made, proxies will be voted "FOR" the nominees for director set forth herein and "AGAINST" both Stockholder Proposals. The proxy confers discretionary authority on the persons named therein to vote with respect to the election of any person as a director if one of the nominees is unable to serve, or for good cause will not serve, and matters incident to the conduct of the Meeting.

--------------------------------------------------------------------------------
                       VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
--------------------------------------------------------------------------------

         Stockholders of record as of the close of business on March 20, 2000, (the "Record Date"), are entitled to one vote for each share of Common Stock of the Company then held. As of the Record Date, the Company had 2,843,874 shares of Common Stock outstanding and eligible to vote.

         The Certificate of Incorporation of the Company provides that in no event shall any record owner of any outstanding Common Stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of Common Stock (the "Limit") be entitled or permitted to any vote with respect to the shares held in excess of the Limit. Beneficial ownership is determined pursuant to Rule 13d-3 of the General Rules and Regulations promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and includes (i) shares beneficially owned by such person or any of his or her affiliates (as defined in the Certificate of Incorporation), (ii) shares which such person or his or her affiliates have the right to acquire upon the exercise of conversion rights or options and (iii) shares as to which such person and his or her affiliates have or share investment or voting power, but shall not include shares beneficially owned by any employee stock ownership or similar plan of the issuer or any subsidiary.

         Directors of the Company are elected by a plurality of votes cast at the Meeting. The affirmative vote of eighty percent (80%) of the shares entitled to vote at the Meeting would be required for approval of Stockholder Proposal 2A. The affirmative vote of a majority of shares represented and voting at the Meeting would be required for approval of Stockholder Proposal 2B. Your Board of Directors has determined that the Stockholder Proposals are not in the best interest of stockholders and urges you to vote AGAINST both Stockholder Proposals.

         The presence in person or by proxy of at least a majority of the outstanding shares of Common Stock entitled to vote (after subtracting any shares held in excess of the Limit) is necessary to constitute a quorum at the Meeting. Abstentions and broker non-votes (i.e., shares held by brokers on behalf of their customers, which may not be voted on certain matters because the brokers have not received specific voting instructions from their customers with respect to such matters) will be counted solely for the purpose of determining whether a quorum is present. Broker non-votes are not counted for purposes of determining whether a proposal has been approved or disapproved. Abstentions will have the effect of a vote against a Stockholder Proposal, but will have neither a positive nor negative effect on the votes for the election of a director.

Security Ownership of Certain Beneficial Owners

         Persons and groups owning in excess of 5% of the Company's Common Stock are required to file reports regarding such ownership pursuant to the Exchange Act. The following table sets forth, as of the Record Date, certain information as to the Common Stock beneficially owned by persons and groups in excess of 5% of the Company's Common Stock. Management knows of no persons or groups other than those set forth below who own more than 5% of the Company's outstanding shares of Common Stock as of the Record Date.

                                                              Percent of Shares
                                        Amount and Nature of   of Common Stock
Name and Address of Beneficial Owner    Beneficial Ownership      Outstanding
------------------------------------    --------------------      -----------

Third Federal Savings Bank                    276,614(1)               9.7%
Employee Stock Ownership Plan Trust
3 Penns Trail
Newtown, Pennsylvania  18940

Private Capital Management, Inc.              261,800(2)               9.2%
3003 Tamiami Trail North
Naples, Florida 33940

John R. Stranford                             217,661(3)               7.3%
3 Penns Trail
Newtown, Pennsylvania  18940

Carl F. Gregory                               159,951(4)               5.4%
3 Penns Trail
Newtown, Pennsylvania  18940

----------------------------------
(1) The ESOP purchased such shares for the exclusive benefit of plan employee participants with borrowed funds. These shares are held in a suspense account and are allocated among ESOP participants annually on the basis of compensation as the ESOP debt is repaid. The ESOP Committee or the Board instructs the ESOP Trustee regarding investment of ESOP plan assets. The ESOP Trustee must vote all shares allocated to participant accounts under the ESOP as directed by participants. Unallocated shares and shares for which no timely voting direction is received are voted by the ESOP Trustee as directed by the Board of Directors or the ESOP Committee, subject to the fiduciary duty of the ESOP Trustee. As of the Record Date, 146,586 shares have been allocated under the ESOP to participant accounts.
(2) Based on Schedule 13G filed on February 16, 2000 on behalf of the named entity and Bruce S. Sherman.
(3)  See footnotes 5 and 9 on page 4.
(4)  See footnote 4 on page 4.

--------------------------------------------------------------------------------
                               MANAGEMENT PROPOSAL
                       PROPOSAL 1 - ELECTION OF DIRECTORS
--------------------------------------------------------------------------------

General Information and the Nominee

         The Company's Certificate of Incorporation requires that directors be divided into three classes, each class as nearly equal in number as possible, each class to serve for a three year period, with approximately one-third of the directors elected each year. The Board of Directors currently consists of five members. Two directors will be elected at the Meeting, each to serve for a three-year term or until their respective successors have been elected and qualified.

         Carl F. Gregory and Robert N. Dusek have been nominated by the Board of Directors to serve as directors. Both nominees are currently members of the Board. Should either nominee be unavailable for election by reason of death or other unexpected occurrence, the enclosed proxy, to the extent permitted by applicable law, may be voted with discretionary authority in connection with the nomination by the Board of Directors and the election of any substitute nominee.

         The following table sets forth information with respect to the nominees for director and those directors continuing in office, their names, ages, the years they first became directors of the Company or the Bank, and the number and percentage of shares of the Common Stock beneficially owned as of the Record Date. Each director of the Company is also a member of the Board of Directors of the Bank.

                                                                              Shares of
                                            Year First       Current         Common Stock
                                            Elected or       Term to         Beneficially     Percent
Name                            Age(1)     Appointed(2)      Expire            Owned(30)      of Class
----                            ------     ------------      ------         ------------      --------
                                BOARD NOMINEES FOR TERM TO EXPIRE IN 2003
Carl F. Gregory                   65           1976           2000             159,951(4)         5.4%
Robert N. Dusek                   60           1974           2000              82,432(5)(6)      2.9%
                                      DIRECTORS CONTINUING IN OFFICE
George A. Olsen                   71           1982           2001              79,033(5)(7)      2.7%
Thomas J. Gola                    66           1985           2001              73,978(5)(8)      2.6%
John R. Stranford                 58           1994           2002             217,661(5)(9)      7.3%
All directors and executive
officers as a group (14
persons)                                                                       890,912(10)       26.9%

---------------
(1)  At December 31, 1999.
(2)  Refers to the year the individual first became a director of the Bank.
(3) Includes shares of Common Stock held directly as well as by spouses or minor children, in trust and other indirect ownership, over which shares the individuals effectively exercise sole or shared voting and investment power, unless otherwise indicated.
(4) Includes 96,100 shares which may be acquired pursuant to the exercise of stock options which are exercisable within 60 days of the Record Date.
(5) Excludes 276,614 unallocated shares of Common Stock held under the Employee Stock Ownership Plan ("ESOP") for which such individual serves as a member of the ESOP Committee and as a Trustee. Such individual disclaims beneficial ownership with respect to such shares held in a fiduciary capacity.
(6) Includes 39,437 shares which may be acquired pursuant to the exercise of stock options which are exercisable within 60 days of the Record Date.
(7) Includes 39,437 shares which may be acquired pursuant to the exercise of stock options which are exercisable within 60 days of the Record Date.
(8) Includes 39,437 shares which may be acquired pursuant to the exercise of stock options which are exercisable within 60 days of the Record Date.
(9) Includes 124,500 shares which may be acquired pursuant to the exercise of stock options which are exercisable within 60 days of the Record Date. Includes 10,832 shares held in the ESOP allocated to Mr. Stranford's account. Excludes 20,000 shares owned by the Bank's Employee Retirement Plan Trust for which such individual serves as a trustee. Such individual disclaims beneficial ownership with respect to such shares held in a fiduciary capacity.

(10) Includes shares of Common Stock held directly as well as by spouses or minor children, in trust and other indirect ownership, over which shares the individuals effectively exercise sole or shared voting and investment power, unless otherwise indicated. Includes 25,009 shares held in the ESOP allocated to the accounts of executive officers of the Company and the Bank, 8,764 unvested restricted shares granted to executive officers and directors of the Company and the Bank pursuant to the Third Federal Savings Bank Management Stock Bonus Plan ("MSBP") which vest over five years at the rate of 20% per year, for which officers and directors possess sole voting power and no investment power until such shares vest, and options to purchase an additional 464,743 shares which executive officers and directors may acquire pursuant to the exercise of options exercisable within 60 days of the Record Date. Also includes 20,000 shares held by the Third Federal Savings Bank Retirement Plan Trust as to which three directors of the Company share equal voting power, each of whom disclaims beneficial ownership with respect to these shares.

Biographical Information

         The principal occupation of each director and nominee for director of the Company for the last five years is set forth below.

         Carl F. Gregory is Chairman of the Board of the Bank. He retired as Chief Executive Officer of the Bank on January 1, 1995. Mr. Gregory retired as President of the Bank in 1993, a position he had held since July, 1982. He has been with the Bank since 1962. Mr. Gregory is a Trustee of Holy Family College, and is serving his third term as Vice Chairman. He is Chairman of the Advisory Council of Frankford Hospital and President of the Hospital's Foundation. Mr.
Gregory is currently serving on the Boards of the Northeast Branch YMCA, the Settlement Music School and the Newtown Chamber Orchestra. Mr. Gregory is a former member of the Advisory Council of the Federal Reserve Bank having served two non-consecutive terms.

         Robert N. Dusek is Chairman of the Board of the Company. Mr. Dusek is the owner and president of Direction Associates, Inc., Spring House,
Pennsylvania, a planning, urban design and real estate advisory organization founded in 1972.

         George A. Olsen retired from Kingsbury, Inc., Philadelphia, Pennsylvania, a bearing manufacturer in September, 1993, where Mr. Olsen served as President and CEO. Mr. Olsen serves on the Board of Holy Family College. He also is the past President of the Settlement Music School, the former Director of the YMCA of Philadelphia and Board Chairman of the Northeast Branch YMCA.

         Thomas J. Gola is a Vice President of Valley Forge Investment Corp., King of Prussia, Pennsylvania, an investment banking firm and has been President of Medical Waste Corporation of America, Valley Forge, Pennsylvania, a medical waste disposal company, since May 1991. Mr. Gola is a member of the Bustleton Lions Club, and a member of Pennsylvania Convention Center Authority Board.

         John R. Stranford has been with the Bank for over 30 years. Since January 1, 1995, Mr. Stranford has served as President, Chief Executive Officer and Director of the Company and the Bank. Prior to becoming President and Chief Executive Officer, Mr. Stranford served as President from January 1994 and as Executive Vice President and Chief Operating Officer of the Bank since 1984. Mr. Stranford is a member of the Federal Reserve Bank Advisory Council.

Meetings and Committees of the Board of Directors

         The Company is governed by a Board of Directors and various committees of the Board which meet regularly throughout the year. During the year ended December 31, 1999, the Board of Directors of the Company held 14 regular meetings. No director attended fewer than 75% of the total meetings of the Board of Directors of the Company, the Bank and committees on which such director served during the year ended December 31, 1999.

         The Audit Committee of the Company is comprised of Directors Dusek (Chair), Gola, Gregory, Stranford and Olsen. The Audit Committee annually selects the independent auditors and meets with the accountants to discuss the annual audit. The Audit Committee is further responsible for internal controls for financial reporting. The Committee met twice during the year ended December 31, 1999.

         The Board of Directors acts as the nominating committee to nominate directors to serve on the Board. The nominating committee met once during the year ended December 31, 1999. Although the Board acting as the nominating committee will consider nominees recommended by stockholders, it has not actively solicited recommendations from stockholders of the Company. The Company's Certificate of Incorporation provides certain procedures which stockholders must follow in making director nominations.

         The Company is the parent company of the Bank and does not pay any cash compensation to the executive officers of the Company. Therefore, the Company does not maintain a compensation committee. The Compensation Committee of the Bank determines the compensation of the executive officers. The committee meets to establish compensation and benefits for the executive officers and to review the incentive compensation programs when necessary. The committee is also responsible for all matters regarding compensation and benefits, hiring, termination and affirmative action issues for other officers and employees of the Company and the Bank. The compensation committee is comprised of Messrs. Olsen (Chairman), Dusek, Gregory, Gola and Stranford and met one time in 1999.

--------------------------------------------------------------------------------
                   DIRECTOR AND EXECUTIVE OFFICER COMPENSATION
--------------------------------------------------------------------------------

Director Compensation

         Each director of the Company is also a director of the Bank. During the fiscal year ended December 31, 1999, there was a 10% reduction in all fees paid to directors. For 1999, non-employee directors of the Company received a quarterly retainer of $2,700, regardless of the number of meetings attended. During 1999, each non-employee director of the Bank received a fee of $900 per board meeting attended and $450 per committee meeting attended ($540 for the Chairman of the Committee). For the fiscal year ended December 31, 1999, total fees paid to directors were $145,670. Previously, directors received awards of stock options and restricted stock which vest over five years at the rate of 20% per year. Directors received payments under the long term incentive plans of $15,366 each during 1999, which includes $6,462 in deferred compensation for 1998 and $8,904 in long-term deferred compensation for 1996.

Executive Compensation

         The Company has no full time employees, relying upon employees of the Bank for the limited services required by the Company. All compensation paid to officers and employees is paid by the Bank.

Report of the Compensation Committee on Executive Compensation

         The Committee had one meeting during 1999, at which time it reviewed, evaluated and approved executive compensation and benefit recommendations. The Company's executive compensation programs consist of elements that vary based on corporate performance (variable pay) and elements that do not (fixed pay). The variable component is substantial. Variable pay elements include stock compensation plans and a long-term incentive plan, which are further discussed below. These variable performance based elements (as determined in the year earned) represent from 17% to 47% of total compensation for each executive covered under such plans. All plans are developed based on competitive information and administered to balance the interests of the executives with the performance of the Company and the interests of its stockholders.

         The executive compensation program of the Company is designed to:

          o    Support  a   pay-for-performance   policy   that   differentiates
               compensation based on corporate and individual performance;

          o Motivate employees to assume increased responsibility and reward them for their achievement;

          o Provide compensation opportunities that are comparable to those offered by other leading companies, allowing the Company to compete for and retain top quality, dedicated executives who are critical to the Company's long-term success; and

          o Align the interests of executives with the long-term interests of stockholders through award opportunities that can result in ownership of Common Stock.

         The Committee believes that the most meaningful performance and pay equity comparisons are made against companies of similar size and with similar business interests. In keeping with this belief, the Committee reviews various published surveys of compensation paid to employees performing similar duties for depository institutions and their holding companies, with a particular focus on the level of compensation paid by comparable institutions in and around the Bank's market area, including institutions with total assets of between $500 million and $800 million.

         The companies chosen for compensation comparisons in the most recent competitive study are not the same companies that comprise the published industry index in the performance graph set forth below. The Committee believes that the most direct competitors for executive talent are not necessarily all of the companies that would be included in a published industry index for comparing total stockholder value.

         The Committee believes that equity and earnings per share is the most appropriate measure for evaluating the Company's results. The Company's Senior Management Long-Term Incentive Plan relies on such equity and earnings per share performance as a primary determinant of incentive payouts.

         The Company's and the Committee's intent is to provide executive compensation consisting of base salaries, which when combined with awards made under the Senior Management Long-Term Incentive Plan and grants made under the Company's stock compensation plans, result in total compensation levels which approximate the relative rankings of asset size and earnings performance within the peer group. Each compensation decision is based on what is competitive for that compensation element relative to the peer group, as well as the impact of such decision on total compensation.

         Because pay and performance levels at peer companies are not known at the time compensation decisions are made, the Committee does not know if the target compensation levels have been met until such peer information is made public. Therefore, the Committee looks at the historical relationship between pay and performance over a one-year period. It is the Committee's intent to address any variance between performance rank and compensation rank with future compensation decisions.

         To continue to meet these objectives, the Committee may from time to time change or adjust one or more of the Company's executive compensation plans or recommend the same to the Board of Directors, as it deems appropriate.

         Base Salary. The Company's base salary program targets base salaries for executive officers at the low to middle end of the market range. As indicated above, the "market" for the Company is comparable institutions in and around the Bank's market area, including institutions with total assets of between $500 million and $800 million. The Committee believes that base salary should be reflective of the executive's scope of responsibility, and further, that asset size is the best indicator of scope of responsibility. Accordingly, base salaries for executives are targeted to have the same relative rank among the peer group as asset size. Base salaries for 1999 remained unchanged from 1998.

         Long-Term  Incentive  Program.   The  long-term  incentive  program  is
composed of the following:

         o The Company's stock compensation plans, which are made up of two elements: stock options and restricted stock awards. The Committee believes that issuing stock options and restricted stock to executives benefits the Company's stockholders by encouraging and enabling executives to own the stock of the Company, thus aligning executive pay with stockholder interests.

         o The Company's Senior Management Long-Term Incentive Plan, which pays cash awards based on equity and earnings per share performance. The Company's equity and earnings per share for the period, and individual performance, are considered in determining actual payouts from the plan.

         The 1999 mix of the long-term incentive program awards was set subjectively. In determining the mix, the Committee balanced rewards for past performance with incentives for future performance, and took into account such factors as overall risk of the pay package, award sizes in prior years and cash/stock mix. Current holdings of stock were not considered. No acceleration of vesting or of payouts occurred under these plans in 1999.

         1999 Compensation for the CEO. During the year ended December 31, 1999, Mr. Stranford received a base salary of $200,000. In addition, Mr. Stranford is eligible to participate in the same executive compensation plans available to the other executive officers as described above. Mr. Stranford's Senior Management Long-Term Incentive Plan payout was based primarily on the Company's equity and earnings per share, and included a subjective assessment of individual performance. In this regard, the Committee considered overall financial performance of the Company, and its success in meeting strategic objectives. The variable performance based portion was approximately 47% of Mr. Stranford's total compensation.

         Compensation Committee:

                  George A. Olsen (Chairman)
                  Robert N. Dusek
                  Carl F. Gregory
                  Thomas J. Gola
                  John R. Stranford

Stock Performance Graph

         Set forth below is a performance graph for the Common Stock for the period from December 31, 1994 through December 31, 1999. The performance graph compares the cumulative total stockholder return on the Common Stock with (a) the cumulative total stockholder return on stocks included in the Nasdaq Stock Market Index, (b) the cumulative total stockholder return on stocks included in the SNL OTC Thrift Index and (c) the cumulative total stockholder return on stocks included in the SNL $500 million - $1 billion Thrift Index. The Nasdaq index was prepared for Nasdaq by the Center for Research in Securities Prices
(CRSP) at the University of Chicago, and the SNL indices were prepared by SNL Securities, LC. The SNL $500 million to $1 billion Thrift Index is included in the performance graph because this index tracks the performance of thrift institutions similar to the Company in terms of assets size. The SNL OTC Thrift Index has been added to the stock performance graph this year because it adds further information regarding the performance of thrift institutions. Comparison with the Nasdaq Stock Market Index and the thrift indices assumes the investment of $100 as of December 31, 1994. The cumulative total return for each index and for the Company is computed with the reinvestment of dividends that were paid during the period, if any.

                                [OBJECT OMITTED]

------------------------------------ -------------- ------------ ------------- ------------ ------------- ------------
                                       12/31/94      12/31/95      12/31/96     12/31/97      12/31/98     12/31/99
------------------------------------ -------------- ------------ ------------- ------------ ------------- ------------
Nasdaq Stock Market Index                 $100         $141          $174         $213          $300         $542
------------------------------------ -------------- ------------ ------------- ------------ ------------- ------------
SNL OTC Thrift Index                       100          152           198          322           281          242
------------------------------------ -------------- ------------ ------------- ------------ ------------- ------------
SNL $.5B-$1B Thrift Index                  100          150           186          314           288          235
------------------------------------ -------------- ------------ ------------- ------------ ------------- ------------
TF Financial Corporation                   100          145           157          296           173          137
------------------------------------ -------------- ------------ ------------- ------------ ------------- ------------

         There can be no assurance that the Company's future stock performance will be the same or similar to the historical stock performance shown in the graph above. The Company neither makes nor endorses any predictions as to stock performance.

         The information set forth above under the subheadings "Report of the Compensation Committee on Executive Compensation" and "Stock Performance Graph"
(i) shall not be deemed to be "soliciting material" or to be "filed" with the Commission or subject to Regulation 14A or the liabilities of Section 18 of the Exchange Act, and (ii) notwithstanding anything to the contrary that may be contained in any filing by the Company under such Act or the Securities Act of 1933, as amended ("Securities Act"), shall not be deemed to be incorporated by reference in any such filing.

         Summary Compensation Table. The following table sets forth compensation awarded to the Chief Executive Officer and other executive officers of the Company listed below who, for the year ended December 31, 1999 received total salary and bonus payments in excess of $100,000. Except as set forth below, no other executive officer of the Bank had a salary and bonus during the year ended December 31, 1999, that exceeded $100,000 for services rendered in all capacities to the Bank. All compensation is paid by the Bank.

                                                                                Long-Term Compensation
                                                                        --------------------------------------
                                          Annual Compensation                    Awards                Payouts
                                   ---------------------------------    ----------------------------   -------
                                                                                          Securities
                                                                         Restricted       Underlying     LTIP       All Other
     Name and                                          Other Annual         Stock          Options/     Payouts      Compensation
Principal Position        Year       Salary    Bonus   Compensation     Awards($)(1)       SARs(#)      ($)(2)            (3)
-------------------       ----       ------  --------  ------------     -------------   -----------   ----------    ------  ---
John R. Stranford         1999     $200,000  $     --      $4,000(4)     $      --              --     $86,497         $18,693
President and Chief       1998      200,000        --          --               --              --      29,244          23,100
Executive Officer         1997      200,000        --          --               --          45,000      37,571          47,400

Thomas J. Sposito, II     1999      102,000        --          --               --              --      11,309           7,599
Senior Vice President     1998      102,000        --          --               --              --      13,647          12,792
and Retail Banking        1997       95,000        --          --               --          12,000          --              --
Officer

Earl A. Pace, Jr.         1999      102,000        --          --               --              --      11,309           7,712
Senior Vice President     1998      102,000        --          --                -              --          --          11,164
and Chief Information     1997      100,000    25,000          --           45,000           5,000          --              --
Officer

Floyd P. Haggar           1999      100,000        --          --               --              --          --           6,339
Senior Vice President     1998       67,293    20,000          --           25,875           5,000          --              --
and Chief Lending
Officer

------------------------
(1) Represents the grant of 1,500 shares of restricted Common Stock to Mr. Haggar, pursuant to the MSBP on May 4, 1998. As of December 31, 1999, the number and aggregate market value of unvested restricted stock were as follows: Mr. Stranford: 1,200 shares ($15,900); Mr. Sposito: 632 shares ($8,374); Mr. Pace: 600 shares ($7,950); and Mr. Haggar: 900 shares ($11,925). These awards vest 20% per year. Any dividends paid on the Common Stock are also paid on MSBP shares.
(2) Payouts in 1999 represent the deferred amounts for 1998. The payout amount for Mr. Stranford in 1999 also includes long-term deferred compensation for 1996 totaling $56,357 and interest of $5,906 on that deferred amount. Does not include awards under the Incentive Compensation Plan for the fiscal year ended December 31, 1999 of $28,705, $13,395, $13,395, and $13,395 to
     Messrs. Stranford, Sposito, Pace and Haggar, respectively, which are payable in 2000.
(3) Includes 1,019, 561, 522 and 458 shares allocated to Messrs. Stranford, Sposito, Pace and Haggar in 1999, under the ESOP which based upon a stock price of $13.25, had an aggregate value of $13,502, $7,433, $6,917 and $6,069. Also includes $600 allocated, in 1999, to each of these individuals under the 401(k) Plan. Also includes the imputed value of life insurance for Messrs. Stranford, Sposito, Pace and Haggar of $1,032, $166, $795 and $270, respectively, for 1999. For Mr. Stranford, also includes car allowance of $4,159 in 1999.
(4) Represents board fees paid to Mr. Stranford as a director of Penns Trail Development Corporation in 1999.

         Long Term  Incentive  Plans.  The Bank maintains the 1993 Directors and
Senior Management, Incentive Compensation Plan. Under the plan, a fund reserve equal to 7% of the growth in equity of the Bank from January 1, 1993, to December 31, 1995, was established. Payments to Directors and senior management were made as follows: 40% of the fund reserved under the plan for director and senior management were made annually following December 31 of each year during the three-year Plan Term based upon each such year's growth in equity. The deferred amounts for 1993 and 1994 were paid out to senior management and non-employee directors, and the remaining amount for all senior management and non-employee director participants were paid in January 1995.

                      LONG-TERM INCENTIVE PLAN AWARDS TABLE

              Long-Term Incentive Plan Awards in Last Fiscal Year

                                                                      Estimated Future Payouts under Non-Stock Price Based Plans
                                                                      ----------------------------------------------------------
                                                 Performance or
                           Number of Shares,     Other Period
                           Units, or Other       Until Maturation
     Name                  Rights (#)(1)         or Payout(2)          Threshold ($ or #)    Target ($ or #)(3)  Maximum ($ or #)(4)
--------------             ----------------      ----------------      ------------------    ------------------  -------------------
John R. Stranford               ______%          1/99 - 12/01                  --                    $71,762                 --
Thomas J. Sposito, II           ______           1/99 - 12/01                  --                     33,489                 --
Earl A. Pace, Jr.               ______           1/99 - 12/01                  --                     33,489                 --
Floyd P. Haggar                 ______           1/99 - 12/01                  --                     33,489                 --


---------------
(1) Percentage awarded to each individual of the fund reserved for award to senior management and directors.
(2) Payout of awards to be made at the rate of 40% in January 2000, and the remainder in January 2001 and 2002.
(3) Plan award accrued for the year ended December 31, 1999 and paid in 2000. See "Summary Compensation Table" for 1999 payments for previously accrued awards.
(4)  No maximum award under the plan.

         Effective January 1, 1996, the Board adopted a revised Incentive Compensation Plan. The Plan targets an annual bonus pool equal to 7.00% of net income of the Bank to the extent that growth in net income equals up to 5% per year. Awards under the plan will be allocated to directors (40%) and senior management (60%). Awards will be paid-out 40% immediately ("Short-Term Award") and 60% deferred for two years ("Long-Term Award"). The Long-Term Award shall be adjusted prior to payment: (a) assuming a 500 basis point per year earnings credit, and (b) a reduction of 10% for each 1% or fraction thereof that the average annual earnings per share growth during the two year deferral period does not equal 10%. With respect to senior management, Long-Term Awards will be paid prior to the end of the deferral period upon death, disability, retirement after age 55 and 10 years of service or a Change in Control. Long-Term Awards will be forfeited upon termination for "cause" or other resignation or termination from service. Directors shall not be subject to a minimum retirement age or length of service requirement. The management awards shall be subject to a multiplier of 300% for such Plan Year with regard to net income growth exceeding 5%. The Plan shall be administered by the Board or a Committee of the Board. Participation by management may be reviewed and modified by the Plan Committee annually for the subsequent plan year.

         1994 Stock Option Plan. The Company's Board of Directors adopted the TF Financial Corporation 1994 Stock Option Plan (the "1994 Option Plan"), which was ratified by stockholders of the Company at the Annual Meeting of Stockholders held on October 13, 1994. Pursuant to the Option Plan, 529,000 shares of Common Stock are reserved for issuance upon exercise of stock options granted to officers, directors and key employees of the Company and its subsidiaries from time to time. As of December 31, 1999, options to purchase 498,151 shares of Common Stock were outstanding under the Plan. The purpose of the 1994 Option Plan is to provide additional incentive to certain officers, directors and key employees by facilitating their purchase of a stock interest in the Company. The 1994 Option Plan, which became effective upon stockholder approval, provides for a term of ten years, after which no awards may be made, unless earlier terminated by the Board of Directors pursuant to the 1994 Option Plan.

         1997 Stock Option Plan. The Company's Board of Directors adopted the TF Financial Corporation 1997 Stock Option Plan ("1997 Option Plan"), which was ratified by stockholders at the Company's Annual Meeting of Stockholders held on April 16, 1997. Pursuant to the 1997 Option Plan, up to 240,000 shares of Common Stock were reserved for issuance by the Company upon exercise of stock options granted to employees, officers and directors from time to time. The purpose of the 1997 Option Plan is to attract and retain qualified personnel for positions of substantial responsibility and to provide additional financial incentive to employees, officers and directors to promote the success of the Company's and the Bank's business. As of December 31, 1999, options to purchase 174,713 shares remained outstanding under the Plan. The 1997 Option Plan has a term of ten years after which no awards may be made.

         The following table sets forth additional information concerning options granted under the Option Plans.

Aggregated Option/SAR Exercises in Last Fiscal Year, and FY-End Option/SAR Value
--------------------------------------------------------------------------------

                                                                     Number of Securities       Value of Unexercised
                                                                    Underlying Unexercised          In-The-Money
                                                                         Options/SARs               Options/SARs
                                                                          at FY-End (#)              at FY-End ($)
                                                                  -------------------------   -------------------------
                               Shares Acquired        Value
Name                           on Exercise (#)      Realized ($)  Exercisable/Unexercisable   Exercisable/Unexercisable
----                           ---------------      ------------  -------------------------   -------------------------
John R. Stranford                    --              $  --            124,500/18,000             $153,125/$0(1)
Thomas J. Sposito, II                --                 --             11,664/4,800                    --/--(2)
Earl A. Pace, Jr.                    --                 --              3,000/2,000                    --/--(3)
Floyd P. Haggar                      --                 --              2,000/3,000                    --/--(4)

-------------
(1) Based upon an exercise price per share of $11.50 for 87,500 options, $14.75 for 10,000 options, $16.50 for 27,000 options, and $16.50 for18,000 unexercisable options. The closing stock price as of December 31, 1999 was $13.25 per share.
(2) Based upon an exercise price per share of $14.50 for 3,000 options, $15.875 for 1,464 options, $16.50 for 7,200 options, and $16.50 for 4,800 unexercisable options.
(3)  Based on an exercise price per share of $18.00.
(4)  Based on an exercise price per share of $28.00.

         Management and Directors Stock Bonus Plan. The Board of Directors of the Bank adopted the Management Stock Bonus Plan ("MSBP"), as a method of providing directors, officers, and key employees of the Bank with a proprietary interest in the Company in a manner designed to encourage such persons to remain in the employment or service of the Bank. The Bank contributed sufficient funds to the MSBP Trust which enabled the MSBP Trust to purchase 211,600 shares of Common Stock. Awards under the MSBP were made in recognition of prior and expected future services to the Bank of its directors and executive officers responsible for implementation of the policies adopted by the Board of Directors, the profitable operation of the Bank, and as a means of providing a further retention incentive and direct link between compensation and the profitability of the Bank.

         Change in Control Severance Agreements. The Bank has entered into a change in control severance agreement with John R. Stranford, President and Chief Executive Officer, Thomas J. Sposito, II, Senior Vice President and Retail Banking Officer, Earl A. Pace, Jr., Senior Vice President and Chief Information Officer and Floyd P. Haggar, Senior Vice President and Chief Lending Officer. The
severance agreement for Mr. Stranford has a term of three years. The severance agreements for Messrs. Sposito, Pace and Haggar each have a term of twenty-four months. The agreements are terminable by the Bank for "just cause" as defined in the agreements. If the Bank terminates the employee without just cause following a "change in control" as defined in such agreements, the employee will be entitled to a severance payment. With respect to Mr. Stranford's agreement, such agreement contains a provision stating that in the event of the termination of employment in connection with any change in control of the Bank, the employee will be paid an amount equal to 2.99 times the employee's most recent five year average annual taxable compensation. The agreements with Messrs. Sposito, Pace and Haggar provide for payments equal to 200% of the prior three calendar years' average taxable compensation upon termination of employment following a change in control. If such payments were to be made under the agreements as of December 31, 1999, such payments would equal approximately $1,182,053, $246,917, $210,913, and $199,092, with respect to Messrs. Stranford, Sposito, Pace, Haggar, respectively. It is anticipated that all such payments made by the Bank under such agreements would be a tax-deductible compensation expense for federal tax purposes. The aggregate payments that would be made to such individuals would be an expense to the Bank, thereby reducing net income and the Bank's capital by such amount. The agreements may be renewed annually by the Board of Directors within the Board's sole discretion.

Other Benefits

         Pension Plan. The Pension Plan provides for monthly payments to each participating employee at normal retirement age (age 65). For accruals before January 1, 1998, the annual benefit payable as a life annuity under the Pension Plan is equal to 45% of Final Average Compensation plus 19.5% of Final Average Compensation in excess of the Covered Compensation in effect for the year of benefit determination, reduced for each year of service less than 30. Where the percentage results in an amount that exceeds the allowable limits under the Internal Revenue Code (the "Code"), such amount shall be reduced to the maximum allowable amount. For purposes of benefit calculations, Final Average Compensation is defined as the average of total compensation for the five highest years. For accruals after December 31, 1997, the annual benefit payable as a life annuity under the Pension Plan is equal to 45% of Average Compensation reduced for each year of service less than 30. Average Compensation is defined as the average of total compensation for all years beginning after December 31, 1997. A participant may elect an early retirement at age 55 with 5 years of service at a reduced monthly benefit. At December 31, 1999, Messrs. Stranford, Sposito, Pace and Haggar had 32 years, 4 years, 3 years and 1 year respectively, of credited service under the Pension Plan.

         Pension Plan Table. The following table sets forth the estimated annual benefits payable under the Pension Plan described above, upon retirement at age 65 as of December 31, 1999, expressed in the form of a life annuity, for the average annual earnings described above and years of service specified. Such amounts are in addition to any benefits payable under Social Security.

                      Creditable Years of Service at Age 65
                      -------------------------------------
  Average
Annual Wages          15         20        25         30         35
------------          --         --        --         --         --
 $25,000            $5,625      $7,500     $9,375   $11,250    $11,250
  50,000            12,681      16,982     21,283    25,583     25,583
  75,000            20,419      27,407     34,395    41,383     41,383
 100,000            28,156      37,832     47,508    57,183     57,183
 160,000(1)         46,726      62,852     78,978    95,103     95,103

-------------
(1) Pensionable compensation is limited to $160,000 in accordance with Section 401(a)(17) of the Code.

--------------------------------------------------------------------------------
          ADDITIONAL INFORMATION ABOUT DIRECTORS AND EXECUTIVE OFFICERS
--------------------------------------------------------------------------------

Section 16(a) Beneficial Ownership Reporting Compliance

         The Common Stock of the Company is registered pursuant to Section 12(g) of the Exchange Act. The officers and directors of the Company and beneficial owners of greater than 10% of the Company's Common Stock ("10% beneficial owners") are required to file reports of ownership and changes in beneficial ownership of the Common Stock with the SEC and Nasdaq and to provide copies of those reports to the Company. Based on the Company's review of such ownership reports furnished to the Company or written representations from certain reporting persons, no officer, director or 10% beneficial owner of the Company failed to file such ownership reports on a timely basis during the fiscal year ended December 31, 1999.

Certain Relationships and Related Transactions

         No directors, executive officers or immediate family members of such individuals were engaged in transactions with the Bank or any subsidiary involving more than $60,000 during the year ended December 31, 1999.

         The Bank, like many financial institutions, has followed a policy of granting various types of loans to officers, directors and employees. In the Company's opinion, all outstanding loans to executive officers and directors of the Company and the Bank and members of their immediate family were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features. Furthermore, loans to an affiliate must be approved in advance by a disinterested majority of the Board of Directors of the Bank or be within other guidelines established as a result of applicable regulations. Loans to executive officers and directors of the Company and the Bank, and their affiliates, amounted to approximately $368,368 or 0.0084% of the Bank's risk-based capital at December 31, 1999.

Compensation Committee Interlocks and Insider Participation

         The Compensation Committee of the Bank during the year ended December 31, 1999 consisted of Messrs. Gregory, Stranford, Gola, Dusek and Olsen. Mr. Gregory is the former President and Chief Executive Officer of the Bank. Mr. Stranford is a Director, President and Chief Executive Officer of the Company and the Bank. Mr. Stranford did not participate in matters involving his compensation.

         The Bank had no "interlocking" relationships existing on or after December 31, 1999 in which (i) any executive officer is a member of the Board of Directors of another financial institution, one of whose executive officers is a member of the Bank's Board of Directors, or where (ii) any executive officer is a member of the compensation committee of another entity, one of whose executive officers is a member of the Bank's Board of Directors.

--------------------------------------------------------------------------------
                             STOCKHOLDER PROPOSALS
                               Proposals 2A and 2B
--------------------------------------------------------------------------------

         Set forth below are two proposals received from stockholders. Proposal 2A was submitted by Mr. Steven Holtzman, 100 North Wilkes-Barre Boulevard, Suite 303, Wilkes-Barre, Pennsylvania 18702, beneficial joint owner of 500 shares of the Company's common stock. Proposal 2B was submitted by Jewelcor Management, Inc., 100 North Wilkes-Barre Boulevard, Wilkes-Barre, Pennsylvania 18702, beneficial owner of 14,500 shares of the Company's common stock.

         The Stockholder Proposals included in this year's proxy materials are substantially identical to the proposals submitted by these same two stockholders at last year's annual meeting. Last year, stockholders of the Company voted overwhelmingly AGAINST these virtually identical proposals. Your Board of Directors believes that the same reasons why stockholders voted against these proposals last year still apply to the Stockholder Proposals this year and urge stockholders to vote AGAINST the Stockholder Proposals.

         The Board of Directors of the Company disclaims any responsibility for the content of either Stockholder Proposal and for the statements made by these stockholders in support of their proposals, which have been presented as received from the stockholders. The Stockholder Proposals are included in this Proxy Statement in accordance with the rules of the Securities and Exchange Commission and are not endorsed by the Board of Directors. All members of the Board are stockholders of the Company and will vote AGAINST Stockholder Proposals 2A and 2B.

         The first proposal would remove from the Company's Certificate of Incorporation and Bylaws provisions that the Board of Directors felt were necessary to protect the Company and its stockholders from hostile takeover abuses. The second proposal would recommend to the Board of Directors that it take steps to achieve a sale or merger of the Company. The Board believes that neither proposal is in the best interests of stockholders.

         Proposal 2A. The "anti-takeover" provisions included in the Company's Certificate of Incorporation (the "Certificate") and Bylaws which Proposal 2A seeks to eliminate are designed to protect and maximize the value of stockholders' investment in the Company by ensuring that the Board of Directors is given the opportunity to negotiate for the best terms in a sale or merger. These provisions also prevent abusive two-tier takeovers. The Board disagrees with the characterization of these provisions as

"anti-takeover" defenses. The purpose and effect of these provisions is not to prevent a takeover of the Company but to help provide the Board of Directors with the negotiating leverage necessary for it to fulfill its fiduciary duty to assure that if a takeover occurred, it would be at a price and upon terms that reflect the long-term value of the Company's franchise.

         The Board of Directors is in the best position to determine the true value of the Company and thus whether an offer is in the best interest of the Company's stockholders. These provisions of the Certificate and Bylaws are not intended to discourage persons from proposing a merger or other transaction at prices reflective of the true value of the Company.

         Takeover attempts which have not been negotiated with and approved by the Board of Directors present the risk of a takeover on less favorable terms. A transaction which is negotiated and approved by the Board of Directors can be carefully planned and undertaken at an opportune time in order to obtain maximum value for the Company and its stockholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of the Company's assets.

         An unsolicited takeover proposal can seriously disrupt the business and management of a corporation and cause it great expense.

         The Board of Directors has a fiduciary responsibility to act in the best interests of the stockholders and accordingly has a legal duty to oppose unfair takeover offers. The provisions are intended to allow the Board adequate time and flexibility to negotiate on behalf of the stockholders and enhance the Board's ability to negotiate the highest possible bid from a potential acquiror, develop alternatives which may better maximize stockholder values, preserve the long-term value of the Company for the stockholders, and ensure that all stockholders are treated fairly and equally. The purpose of anti-takeover defenses in general is to protect stockholders against abusive takeover practices. One such measure that is included within the Certificate, and that Mr. Holtzman proposes to eliminate, is the protection from "two-tiered" tender offers. Although a tender offer or other takeover attempt may be made at a price substantially above current market prices, some offers are made for less than all of the outstanding shares of a target company. This form of tender offer does not treat all stockholders fairly and equally. Under this form of tender offer, those who do not tender in the first offer or "tier" get "frozen out," if the Company is taken over, and are required to accept a lower price in the second tier offering. In such an offer, stockholders must choose between liquidating their investment at a time that may be disadvantageous or retaining their investment as part of a minority group of stockholders that will get a lower price in the second tier offering.

         In addition, some of the provisions of the Certificate and Bylaws that would be removed serve a purpose beyond anti-takeover protection. Article VI(B) of the Certificate authorizes the issuance of preferred stock, an action within the power of numerous public and private companies. While the issuance of preferred stock could be used in an effort to avert a hostile takeover of the Company, it is also an important alternative means of raising capital. If the Company is unable to sell additional shares of its common stock because it becomes impractical to do so due to market conditions or otherwise, the Company has the ability to raise capital through the issuance of preferred stock. Removing Article VI(B) would eliminate this ability.

     Proposal 2B. The Board of Directors' opposition to Stockholder Proposal
2B is equally strong. The Board is sensitive to the desire of stockholders that stockholder value be maximized, and the

Company's management believes that all reasonable means to maximize stockholder value should be pursued, including, if appropriate, considering a sale or merger of the Company. Implementation of Proposal 2B could actually be detrimental to the objective of maximizing stockholder value. Maximizing stockholder value does not necessarily mean immediately selling or merging the Company. Announcing that the Company is for sale, effectively putting it on the block for the highest bidder, is not guaranteed to result in the best price possible.

         By law, the Board has a fiduciary duty to carefully consider any bona fide offer to acquire the Company regardless of whether a majority of stockholders makes such a recommendation. However, the Board does not believe that it is in the best interests of stockholders to conduct a forced sale of the Company, particularly in view of current market conditions. As the Board seeks to maximize long-term stockholder value, it believes that the Company's business strategy of operating a growth oriented, profitable and independent company will result in increased worth and value for the stockholders in the future whether or not an offer to acquire the Company is submitted.

         The Board feels that passage of Proposal 2B would significantly impair the Company's ability to negotiate with any potential acquiror. If implemented, this Proposal gives the impression to potential acquirors that the Company's stockholders would like the Company to accept the highest offer - even if only one offer is made. The Board believes it is unfair to stockholders to be forced to enter into negotiations in a distress-sale posture and that a forced sale mentality will not result in the best potential return to stockholders. In addition, a forced sale strategy may engender uncertainty in the minds of employees, customers, suppliers and business partners of the Company and may damage these relationships. As a result, the Company's business may be impaired.

         The Board also believes the proposal would disrupt the business operations of the Company. It would be counterproductive to divert management time and attention from ongoing operations in an effort to attract and evaluate, in a short time period, potential acquisition candidates. If no fair purchase offer materializes or is consummated, management's focus on such short-term issues puts the Company's long-term strategic position at risk.

         The Company is a community oriented financial institution that has developed a working relationship with many of its customers. Approval of the proposal would disrupt these relationships, adversely affecting the Company's ability to conduct its business in the normal manner. Approval of the proposal may confuse the Company's customers as to future ownership of the Company. In addition, approval of the proposal may disrupt the employees of the Company. Such disruption could adversely effect the Company's effectiveness and ability to perform its services.

         Approval of the proposal could cause the marketplace to mistakenly believe that the Company will be sold and could adversely affect and increase the volatility of the Company's stock. In seeking to maximize the long-term stockholder value, the Board does not believe that it is in the best interests of stockholders to take action that would disrupt the price of the common stock in the short-term due to market confusion regarding an acquisition of the Company.

         There can be no assurance that an acquisition of the Company would result in stockholders receiving a price in excess of the current market price, much less the acquisition price estimated by Jewelcor Management, Inc. The Company believes that the potential sale prices set forth in the Supporting Statement to Proposal 2B and the analysis allegedly providing a basis for such prices are extremely unrealistic in today's current market environment. The Company believes the data used in Proposal 2B to support the Company's potential acquisition price is outdated and that such premiums have decreased significantly in recent periods. In addition, if the Company were placed in a forced sale position by implementation of the Proposal 2B, it is possible that any sale price offered would be lower than current market. In the opinion of the Company, obtaining the sale prices set forth in Proposal 2B is highly unlikely in today's market given current acquisition multiples in the thrift industry. While the Company believes that portions of the Supporting Statement are inaccurate and potentially misleading, and it has a proper basis to exclude portions of the Supporting Statement from its Proxy Statement, the Company nevertheless has included the full text of the Supporting Statement but strongly cautions stockholders not to rely on the data used to arrive at the potential acquisition prices of the Company included in the Proposal.

         In addition, there can be no assurance that any acquisition of the Company would result in stockholders receiving a price "well in excess of the current market price." Furthermore, in the opinion of management, the supporting statement of Jewelcor presupposes that a forced sale of the Company would result in an average sale price based on the averages of various other institutions. Nowhere is the possibility disclosed that such a forced sale could result in a substantially lower price than is indicated by Jewelcor. In fact, because the indicated prices per share are based on average sale prices, some of the institutions referenced in the supporting statement could have received substantially lower prices than the average price. The Board believes that, under current circumstances, the Company is best able to serve the long-term best interests of the stockholders if it remains independent and is able to focus on continually improving the performance of the Company and increasing stockholder value over time. The stockholders of the Company have historically received a return commensurate with or above the market (based on the initial public offering price), through appreciation and dividends, on the stock of the Company, as an ongoing, independent community financial institution.

FOR THE REASONS EXPLAINED ABOVE, YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST BOTH STOCKHOLDER PROPOSALS.
              -------

--------------------------------------------------------------------------------
                            STOCKHOLDER PROPOSAL 2A
--------------------------------------------------------------------------------

                              "Shareholder Proposal
                              ---------------------

         "Resolved, that the Board of Directors of TF Financial Corporation (the "Company") promptly take the following actions to remove the "anti-takeover" defenses from the Company's Certificate of Incorporation and Bylaws, unless precluded by state or federal law:

          1.   Repeal the  following  Articles of the Company's  Certificate  of
               Incorporation:

                  Article VI (B)
                  Article IX (A)
                  Article X
                  Article XI
                  Article XII
                  Article  XIII
                  Article  XIV
                  Article XV

                  Article XVI
                  Article XIX
                  Article XX

          2.   Amend   Article   IX  (B)  of  the   Company's   Certificate   of
               Incorporation to permit a stockholder of the Company to call a special meeting of the stockholders.

          3.   Amend   Article   IX  (C)  of  the   Company's   Certificate   of
               Incorporation to permit cumulative voting by stockholders in the election of directors of the Company.

          4.   Repeal the following Sections of the Bylaws of the Company:

                  Section 14 of Article II
                  Section 15 of Article II
                  Section 2 of Article III."

                              "Supporting Statement
                              ---------------------

         "The Certificate of Incorporation and Bylaws of TF Financial Corporation presently contain "anti-takeover" provisions which place considerable restrictions on the ability of the stockholders to effectuate a proposed takeover of the Company that has not been approved by the Board of Directors. These anti-takeover provisions may deprive stockholders of the opportunity to receive a premium for their shares of stock. With the anti-takeover provisions in place, potential takeover attempts, however lucrative to the stockholders, stand little chance of success if the Board of Directors decides, for whatever reason, to withhold its approval.

         The existence of these provisions may present an insurmountable obstacle for a suitor of the Company who is not approved by the Board of Directors but who seeks to acquire the Company at a stock price above current market prices. These provisions may also create negative connotations and serve to discourage other suitors from even pursuing a takeover of the Company. Moreover, these provisions restrict the stockholders' ability to alter the composition of the Board.

         I do not believe that these anti-takeover provisions are in the best interests of the stockholders. I am submitting the above proposal since it is my belief that we stockholders should be given every opportunity to maximize our investment in the Company.

         I therefore ask you to join me in voting for this proposal."

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST STOCKHOLDER
PROPOSAL 2A.                                                 -------

Vote Required.

         Approval of Stockholder Proposal 2B would require the approval, in person or by proxy, of the holders of at least 80% of the outstanding Common Stock. An abstention or a broker non-vote is not considered a vote cast and would not be included in determining the number of votes for this proposal.

--------------------------------------------------------------------------------
                            STOCKHOLDER PROPOSAL 2B
--------------------------------------------------------------------------------

                                    "PROPOSAL
                                    ---------

         "RESOLVED, it is recommended that the Board of Directors of TF Financial Corporation (the "Company") take the necessary steps to achieve a sale or merger of the Company on terms that will maximize shareholder value."


                             "SUPPORTING STATEMENT
                             ---------------------

         "Based on the analyses below, Jewelcor Management, Inc. ("JMI") believes that the Company could potentially achieve an acquisition price of $35.78 to $36.06 per share if the Board of Directors took the necessary steps to achieve a sale or merger. In JMI's opinion, the following acquisition valuations provide a reasonable basis for estimating a potential acquisition price of the Company well in excess of the current stock price.1

Analysis
--------

         JMI compared the Company's book value and earnings per share ("EPS") with the acquisition ratios for three of the Company's relevant peer groups: (1) "Regional Peer Group", (2) "Asset-Size Peer Group" and (3) "National Industry Peer Group".2 Based upon summary statistics for mergers announced in 1999, JMI derived the Average Announced Price/Book Ratio ("Price/Book") and the Median Announced Price/Last Twelve Months EPS Ratio ("Price/EPS") for each of the three peer groups. JMI then derived an average of the three peer groups' respective Price/Book ("Peer Group Average Price/Book) and Price/EPS ("Peer Group Average Price/EPS") and multiplied the applicable Peer Group Average ratios times the Company's (a) book value and (b) last twelve months diluted EPS ("Company EPS").3

BOOK VALUE APPROACH
-------------------

         Company Stock Price (11/16/99)              $ 14.25
         Company Book Value (9/30/99)                $ 18.56
         Company Price/Book                            76.78%

         Peer Group Average Price/Book                192.78%
         COMPANY'S POTENTIAL ACQUISITION PRICE       $ 35.78

EARNINGS APPROACH
-----------------

         Company's EPS (9/30/99)                      $ 1.42
         Company's Price/EPS                           10.04X

         Peer Group Average Price/EPS                  25.40X
         COMPANY'S POTENTIAL ACQUISITION PRICE        $36.06

YOUR VOTE IS IMPORTANT.  PLEASE VOTE YES ON THIS PROPOSAL."
                                     ---

----------------------------
"1 JMI's analyses are not the only ways to predict the Company's potential acquisition price. Moreover, they do not reflect the unrecognized expenses and cost savings associated with a potential transaction, since expenses and cost savings depend, in part, on the overlap in markets and subsidiaries present in a particular transaction.

2 "Regional Peer Group": All thrifts in DC, DE, MD, NJ, NY, PA, and PR with mergers announced in 1999. "Asset-Size Peer Group": All thrifts with an asset range of $250 million to $1 billion with mergers announced in 1999. "National Industry Peer Group": All publicly traded thrifts with mergers announced in 1999. Source: SNL Securities LC.

3 Although the Company could possibly achieve any of the individual acquisition ratios achieved by the peer groups, JMI believes that the most reliable method for determining potential acquisition values is to compare the average ratios across peer groups."

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST STOCKHOLDER
PROPOSAL 2B.                                                 -------

Vote Required.

         Approval of Stockholder Proposal 2B would require a majority of the votes cast on this proposal at the Annual Meeting by the Company's stockholders voting in person or by proxy. An abstention or a broker non-vote is not considered a vote cast and would not be included in determining the number of votes cast on this proposal.

--------------------------------------------------------------------------------
                                 OTHER MATTERS
--------------------------------------------------------------------------------

         The Board of Directors is not aware of any business to come before the Meeting other than those matters described above. However, if any other matters should properly come before the Meeting, it is intended that proxies will be voted in respect thereof in accordance with the judgment of the person or persons voting such proxies.

--------------------------------------------------------------------------------
                            INDEPENDENT ACCOUNTANTS
--------------------------------------------------------------------------------

         The Board of Directors has previously selected the accounting firm of Grant Thornton, LLP, independent public accountants, to be the Company's independent accountants for the fiscal year ending December 31, 2000. A representative of Grant Thornton, LLP is expected to be present at the Meeting, will have the opportunity to make a statement at the meeting, if he or she desires to do so, and will be available to respond to appropriate questions.

--------------------------------------------------------------------------------
                                 MISCELLANEOUS
--------------------------------------------------------------------------------

         The  cost of  soliciting  proxies  will be borne  by the  Company.  The
Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Common Stock. The Company has retained Morrow & Co., Inc. to assist in the solicitation of proxies at a cost which is not expected to exceed $5,000, plus reimbursement of certain expenses. Actual costs, however, may exceed estimated amounts. In addition to solicitations by mail, directors, officers and regular employees of the Company may solicit proxies personally or by telegraph or telephone without additional compensation.

         Upon receipt of a written request, the Company will furnish to any stockholder without charge a copy of the Company's Annual Report on Form 10-K (excluding exhibits) for the fiscal year ended December 31, 1999. Such written requests should be directed to Elizabeth Davidson Maier, Corporate Secretary, 3 Penns Trail, Newtown, Pennsylvania 18940.

--------------------------------------------------------------------------------
                              STOCKHOLDER PROPOSALS
--------------------------------------------------------------------------------

         In order to be considered for inclusion in the Company's proxy materials for the annual meeting of stockholders for the fiscal year ending December 31, 2000, all stockholder proposals must be received at the Company's executive office at 3 Penns Trail, Newtown, Pennsylvania 18940 no later than November 27, 2000. In addition, stockholder proposals must meet other applicable criteria as set forth in the Company's bylaws in order to be considered for inclusion in the Company's proxy materials.

         Under the Company's bylaws, stockholder proposals that are not included in the Company's proxy statement for the fiscal year ending December 31, 2000, will only be considered at the annual meeting to be held in 2001 if the stockholder submits notice of the proposal to the Company at the above address by February 25, 2001. In addition, stockholder proposals must meet other applicable criteria as set forth in the Company's bylaws in order to be considered at the 2001 annual meeting.


                                              BY ORDER OF THE BOARD OF DIRECTORS


                                              /s/Elizabeth Davidson Maier
                                              ----------------------------------
                                              Elizabeth Davidson Maier
                                              Corporate Secretary

--------------------------------------------------------------------------------
                            TF FINANCIAL CORPORATION
                                  3 PENNS TRAIL
                           NEWTOWN, PENNSYLVANIA 18940
--------------------------------------------------------------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 26, 2000
--------------------------------------------------------------------------------

         The undersigned hereby appoints the Board of Directors of TF Financial Corporation (the "Company"), or its designee, with full powers of substitution, to act as attorneys and proxies for the undersigned, to vote all shares of common stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders (the "Meeting"), to be held at the Sheraton Hotel, 400 Oxford Valley Road, Langhorne, Pennsylvania, on April 26, 2000, at 10:00 a.m., local time, and at any and all adjournments thereof, as follows:

                                                       FOR   WITHHELD
                                                       ---   --------

1.        The election as director of the nominees     [_]     [_]
          listed below, each for a three year term
          (Except as marked to the contrary below):

          Carl F. Gregory
          Robert N. Dusek

          INSTRUCTIONS: To withhold your vote for either nominee, write the nominee's name on the line provided.

------------------------------------------------------------------------

         THE BOARD OF  DIRECTORS  RECOMMENDS  A VOTE "FOR" THE  NOMINEES  LISTED
ABOVE.                                                ---

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" PROPOSALS 2A AND 2B
BELOW.                                              -------

                                                       FOR   AGAINST   ABSTAIN
                                                       ---   -------   -------

2A.       Request to amend the Company's               [_]     [_]       [_]
          Certificate of Incorporation and Bylaws.

                                                       FOR   AGAINST   ABSTAIN
                                                       ---   -------   -------

2B.       Request to undertake the sale or merger      [_]     [_]       [_]
          of the Company.

--------------------------------------------------------------------------------
THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS MADE, THIS SIGNED PROXY WILL BE VOTED FOR THE NOMINEES LISTED ABOVE AND AGAINST STOCKHOLDER PROPOSALS 2A AND 2B. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.
--------------------------------------------------------------------------------

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

          The undersigned acknowledges receipt from the Company, prior to the execution of this proxy, of Notice of the Meeting and a Proxy Statement dated March 27, 2000 and the Company's 1999 Annual Report to Stockholders.


                                               Please check here if you
Dated:                , 2000              [_]  plan to attend the Meeting.
       ---------------



-------------------------------------       ------------------------------------
SIGNATURE OF STOCKHOLDER                    SIGNATURE OF STOCKHOLDER


-------------------------------------       ------------------------------------
PRINT NAME OF STOCKHOLDER                   PRINT NAME OF STOCKHOLDER


Please sign exactly as your name appears on this form of proxy. When signing as attorney, executor, administrator, trustee, or guardian, please give your full title. If shares are held jointly, each holder should sign.


--------------------------------------------------------------------------------
PLEASE COMPLETE, SIGN, DATE, AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.
--------------------------------------------------------------------------------